Exhibit 99.1

RBC Bearings Announces Issuance of Injunction Against SKF USA Inc. By Connecticut Federal District Court

Oxford, CT - May 9, 2008 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the Federal District Court of Connecticut has issued an injunction against SKF USA Inc. in connection with the sale of Nice® radial ball bearings. Among other things, the Federal Court found that SKF USA Inc.’s use of its current price list and other advertisements created confusion in the marketplace about whether SKF USA Inc. was still an authorized distributor of NICE products. The Federal Court found that SKF USA Inc.’s “2008 price list was missing a significant portion of RBC’s product line,” making its distribution by SKF USA Inc. “far more damaging to RBC and more likely to create confusion.”

The Federal Court’s injunction prohibits SKF USA Inc. from distributing the current versions of its 2008 price list and product interchange document. The Federal Court’s injunction also prohibits SKF USA Inc. from suggesting to consumers that SKF USA Inc.is an authorized distributor of Nice® products. To comply with the injunction, SKF USA Inc.’s price lists, advertisements and similar documents must “clearly disclaim any authorized affiliation with the NICE brand and clearly disclaim any status as an authorized distributor of Nice® products.” The injunction is effective on Monday May 12, 2008 at 5pm (EDT).

RBC Bearings is the exclusive manufacturer of the complete line of genuine Nice® precision ground, semi-ground, and unground bearings and bearing assemblies which are available directly from RBC Bearings or from its legally authorized distributors. RBC Bearings continues to offer for sale the full line of NICE branded products.

About RBC Bearings
RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components. Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets. Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 2,145 people and operates 22 manufacturing facilities in 4 countries.

Contacts
RBC Bearings
Daniel A. Bergeron
203-267-5028
dbergeron@rbcbearings.com

FD Ashton Partners
Michael Cummings
800-281-1163
investors@rbcbearings.com